EXHIBIT 99.1


               IMMTECH INTERNATIONAL APPROVED FOR LISTING ON AMEX

Vernon Hills, IL - August 6, 2003 - Immtech International, Inc. ("Immtech") (OTCBB:IMMT) announced today that its common stock has been approved for listing on the American Stock Exchange (AMEX). Trading is expected to commence at the opening of the market on August 11, 2003, under the symbol "IMM". Immtech is expected to have Bear Wagner Specialists LLC as the specialist firm responsible for trading the Company's common stock on the AMEX. The last trading day for Immtech's common stock on the NASD OTCBB will be August 8, 2003.

"With our move to the AMEX, we look forward to increased visibility, access to an even larger institutional shareholder base and greater liquidity." stated T. Stephen Thompson, Immtech's President and Chief Executive Officer. The move to AMEX will not result in any interruption in the trading in our stock as the transition should be seamless for our shareholders. We look forward to developing a great relationship with AMEX."

Immtech International, Inc. is a pharmaceutical company focused on the commercialization of oral treatments for infectious diseases such as pneumonia, fungal infections, malaria, tuberculosis, diabetes, hepatitis and tropical diseases such as African sleeping sickness and Leishmania. The Company has worldwide, exclusive rights to commercialize a dicationic pharmaceutical platform from which a pipeline of products may be developed targeting large, global markets. For further information, please visit Immtech's web site at www.immtech.biz or call F.C. Thompson (877-898-8038).

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Immtech International, Inc.'s business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report on Form 10-K for the most recently ended fiscal year and subsequent quarterly reports on Form 10-Q.